SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 27, 2006

MERCANTILE BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-5127	52-0898572
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Hopkins Plaza, P.O. Box 1477, Baltimore, Maryland 21203

(Address of principal executive offices) (Zip Code)

(410) 237-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01Entry into a Material Definitive Agreement

On March 27, 2006, Mercantile Bankshares Corporation, a Maryland corporation (“Bankshares”) and James Monroe Bancorp, Inc., a Virginia corporation (“James Monroe”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).

 The Merger Agreement

The Merger Agreement provides for a business combination whereby James Monroe will merge (the “Merger”) with and into Bankshares, with Bankshares as the surviving corporation in the merger. Concurrently with the Merger, James Monroe’s subsidiary bank, James Monroe Bank, will merge with and into Mercantile-Safe Deposit and Trust Company (“Merc-Safe”), with Merc-Safe as the surviving bank in the merger. The Board of Directors of Bankshares has approved the Merger and the Merger Agreement.

At the effective time and as a result of the Merger, each outstanding share of James Monroe’s common stock (the “Company Shares”) will be converted into the right to receive either (i) $23.50 in cash without interest (the “Cash Election Price”), or (ii) .6033 of Bankshares’ common stock (the “Exchange Ratio”, and together with the Cash Election Price, the “Merger Consideration”). Each shareholder of James Monroe will be entitled to elect the number of its Company Shares to be exchanged for the Cash Election Price or to make no election, subject to a proration which will provide that at least 50% but not more than 66% of the aggregate Merger Consideration is paid in Bankshares common stock. The Merger will be tax-free to the shareholders of James Monroe, as to the portion of the Merger Consideration received as Bankshares common stock. Outstanding James Monroe stock options will be “rolled over” into stock options of Bankshares.

Item 9.01 Financial Statements and Exhibits

(d)                                 Exhibits

99.1                           Press Release

99.2                           Transaction Overview

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mercantile Bankshares Corporation
(Registrant)

Date: March 27, 2006	/s/ Terry L. Troupe
Terry L. Troupe
Chief Financial Officer and
Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release
99.2	Transaction Overview